												Exhibit 12.2
												11/2/2006
THE SOUTHERN COMPANY
Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 2005 and the year to date September 30, 2006
												Nine
												Months
												Ended
	Year ended December 31,											September 30,
		2001		2002		2003		2004		2005		2006
	--------------------------------------------------Thousands of Dollars--------------------------------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings from continuing operations before income taxes		$1,676,260		$1,841,274		$2,100,143		$2,113,696		$2,185,427		$2,120,329
Preferred stock dividends of subsidiaries		18,452		17,340		21,167		29,815		30,175		26,141
Interest expense, net of amounts capitalized		557,625		491,888		527,272		640,261		746,819		634,078
Distributions on mandatorily redeemable preferred securities		168,594		174,687		151,358		27,230		0		0
AFUDC - Debt funds		25,924		16,816		12,370		17,970		20,500		13,759
Earnings as defined		$2,446,855		$2,542,005		$2,812,310		$2,828,972		$2,982,921		$2,794,307

FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
Interest on long-term debt		$463,710		$476,047		$491,066		$499,737		$558,975		$465,824
Interest on affiliated loans		(12,244)		0		0		99,737		127,721		91,819
Interest on interim obligations		82,386		29,925		18,035		8,671		25,358		55,259
Amort of debt disc, premium and expense, net		30,809		20,084		28,575		36,906		36,698		31,982
Other interest charges		18,888		(17,352)		1,966		13,180		18,567		2,953
Distributions on mandatorily redeemable preferred securities		168,594		174,687		151,358		27,230		0		0
Fixed charges as defined		752,143		683,391		691,000		685,461		767,319		647,837
Tax deductible preferred dividends		1,601		1,601		1,601		1,566		1,554		973
		753,744		684,992		692,601		687,027		768,873		648,810
Non-tax deductible preferred and preference dividends		16,851		15,739		19,566		28,249		28,621		25,168
Ratio of net income before taxes to net income	x	1.490	x	1.395	x	1.411	x	1.375	x	1.367	x	1.520
Pref dividend requirements before income taxes		25,108		21,956		27,608		38,842		39,125		38,255
Fixed charges plus pref dividend requirements		$778,852		$706,948		$720,209		$725,869		$807,998		$687,065

RATIO OF EARNINGS TO FIXED CHARGES PLUS
PREFERRED DIVIDEND REQUIREMENTS		3.14		3.60		3.90		3.90		3.69		4.07